CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COWEN GROUP, INC.
Pursuant to Section 242 of the General Corporation Law
Cowen Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify as follows:
FIRST: The amendment effected hereby was duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.
SECOND: The first paragraph of Article IV of the Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on June 3, 2009 as amended on November 2, 2009, is hereby amended to replace the first sentence with the following:
“ARTICLE IV
The total number of shares of all classes of stock which the Corporation shall have authority to issue is 135,000,000 shares, which shall consist of: (i) 62,500,000 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”); (ii) 62,500,000 shares of Class B Common Stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 10,000,000 shares of undesignated preferred stock, par value $0.01 per share (the “Preferred Stock”). Upon the filing and effectiveness pursuant to the Delaware General Corporation Law of this Certificate of Amendment (“Effective Time”), each four (4) shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock without any further action by the corporation or the holder thereof, and each four (4) shares of Class B Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock without any further action by the corporation or the holder thereof  (the “reverse stock split”). Any fractional shares resulting from the reverse stock split will not be issued (except as permitted below), but will be paid out in cash (without interest or deduction) in the amount equal to the number of shares exchanged into such fractional share multiplied by the closing trading price of our Class A common stock on the NASDAQ Global Market on the trading day immediately before the Effective Time.”
THIRD: This Certificate of Amendment shall be effective December 2, 2016 at 5:00 P.M. Eastern Time.

IN WITNESS WHEREOF, this Corporation has caused its duly authorized officer to execute this Certificate of Amendment on this 2nd day of December, 2016.

COWEN GROUP, INC.

By: Owen Littman

Name:	Owen Littman

Title:	General Counsel